Exhibit 99.1

Applied Digital Reports First Quarter 2006 Financial Results
Thursday May 4, 7:00 am ET

DELRAY BEACH, Fla.--(BUSINESS WIRE)--May 4, 2006--Applied Digital (Nasdaq: ADSX - News):

Quarterly Revenue Increases 47.5% to $32.3 Million; Digital Angel Reports Record Quarterly Revenue of $15.8 million; VeriChip Reports $6.6 Million in Revenue; First Quarter 2006 Gross Profit Increases 70.1% and Margins Increase to 43.1% from 37.4% in First Quarter of 2005

Applied Digital (Nasdaq: ADSX - News), a leading provider of identification and security technology, today reported financial results for the first quarter of 2006. The Company’s consolidated financial results include the financial position, operating results and cash flows of its majority-owned subsidiaries, Digital Angel Corporation (AMEX: DOC - News) and InfoTech USA, Inc. (OTC: IFTH - News).

Revenue for the first quarter of 2006 increased 47.5% to $32.3 million, compared to $21.9 million in the first quarter of 2005. Each of the Company’s business segments experienced revenue growth in the first quarter of 2006 as compared to the first quarter of 2005 with significant increases coming from VeriChip Corporation and Digital Angel Corporation. VeriChip’s revenue was approximately $6.6 million in the first quarter of 2006 compared with approximately $15,000 in the first quarter of 2005. VeriChip’s revenue increase is substantially due to two acquisitions consummated during the second quarter of 2005. Digital Angel reported record quarterly revenue of $15.8 million for the first quarter of 2006, compared to $13.4 million for the first quarter of 2005.

Gross profit increased 70.1% to approximately $13.9 million in the first quarter of 2006 compared to approximately $8.2 million in the first quarter of 2005, and gross profit margins increased to 43.1% in the first quarter of 2006 compared to gross profit margins of 37.4% in the first quarter of 2005. The significant improvement in gross profit and margins was primarily as a result of a more favorable mix of business, due primarily to sales of higher margin products from VeriChip Corporation. Also contributing to the increase were increased sales of higher margin services from Pacific Decision Sciences Corporation (PDSC) and increased revenue from Digital Angel. PDSC is in the business of selling, maintaining and enhancing a suite of proprietary service automation software. VeriChip Corporation, PDSC and Digital Angel had gross profit margins of approximately 61%, 73% and 43% for the first quarter of 2006, respectively, compared with gross profit margins of approximately 40%, 36% and 45%, respectively, for the first quarter of 2005.

The loss from continuing operations for the first quarter of 2006 was approximately $3.0 million, or $(0.04) per share, compared to income from continuing operations of $1.6 million, or $0.03 per share, for the first quarter of 2005. The loss from continuing operations for the first quarter of 2006 included a loss of approximately $0.4 million attributable primarily to capital transactions of Digital Angel and approximately $0.4 million in professional fees incurred in connection with VeriChip’s contemplated initial public offering. The income from continuing operations for the first quarter of 2005 included a gain of $1.3 million attributable to capital transactions of Digital Angel, a recovery of approximately $2.3 million of interest expense as a result of the revaluation of certain common stock warrants, which are settleable in shares of Digital Angel’s common stock owned by Applied Digital and the recovery of approximately $0.5 million on a note receivable that the Company had previously reserved. Excluding these items, the Company incurred a loss from continuing operations for the first quarter of 2006 and 2005 of approximately $2.2 and $2.5 million, respectively.

The Company ended the first quarter of 2006 with cash and cash equivalents of $20.9 million.

“The first quarter of 2006 represented another quarter of transitioning from sales of lower margin products to higher margin sales,” said Scott R. Silverman, Applied Digital’s Chairman and CEO. “Driven by strong revenue from VeriChip and record sales at Digital Angel, we have improved our gross profit and margins while investing approximately $1.1 million in the infrastructure to position the VeriMed System for widespread adoption. We will continue to focus on ways to accelerate hospital and physician adoption of VeriChip to ensure that it becomes a key element in the delivery of healthcare services in the future.”

Some of the highlights of the first quarter and year-to-date 2006 include:

•
Continuing adoption of the VeriMed System. In 2006, 13 additional healthcare facilities have agreed to implement the VeriMed(TM) System for Patient Identification. The new hospitals bring the total healthcare facilities that have agreed to implement the System to 97. Many of the new hospitals signed up after attending the Emergency Medicine Spring Conference in Las Vegas, sponsored by the American College of Emergency Physicians’ (ACEP) Scientific Assembly, held from April 19 to April 21st. Most of these facilities are in the implementation stage.

•
Filing of VeriChip’s IPO Registration Statement. On April 7, 2006, VeriChip filed Amendment No. 1 to its registration statement on Form S-1 with the Securities and Exchange Commission for its planned initial public offering. The Company anticipates completing the offering during the next several months.

•
Entering into an agreement with the Brazilian Agriculture Research Corporation. On April 25, 2006, the Company’s subsidiary, Digital Angel, announced that it had entered into an agreement with the Brazilian Agriculture Research Corporation to conduct a joint pilot program to fight Hoof and Mouth Disease (HMD). The pilot program includes the continued development of a bio-thermal (temperature sensing) RFID umbilical chip that will assist in identifying Hoof and Mouth Disease in the Cebu cattle population in Brazil. The bio-thermal RFID umbilical chip being developed is based on the Bio-Thermo® RFID chip currently sold by Digital Angel in Europe and South Africa. The initial pilot program in Brazil, which is expected to proceed over the next six months, will involve tagging up to 175 cattle with an electronic RFID tag, a visual tag, and a bio-thermal chip located in the umbilical cord. In addition to temperature sensing, this will provide for visual and electronic identification of the cattle.

Receiving a new order for 160,000 cattle tags. On April 19, 2006, Digital Angel announced that it had received a new order for 160,000 cattle tags, raising 2006 orders to over 1.44 million cattle tags in Argentina. Digital Angel has now exceeded by over 30 percent the total of 1.1 million orders from Argentina for the entire year of 2005.

The Company’s executives will host a conference call today to discuss these results. The conference call will take place at 9:00 AM Eastern Time. Interested participants should call (800) 472-8309 when calling within the United States or (706) 643-9561 when calling internationally. Please use passcode 8761657.

There will be a playback available as well. To listen to the playback, please call (800) 642-1687 when calling within the United States or (706) 645-9291 when calling internationally. Please use passcode 8761657. The call will also be webcast and will be available on the Company’s web site at www.adsx.com on the Home Page of the site.

About Applied Digital -- “The Power of Identification Technology”

Applied Digital develops innovative identification and security products for consumer, commercial, and government sectors worldwide. The Company’s unique and often proprietary products provide identification and security systems for people, animals, the food supply, government/military arena, and commercial assets. Included in this diversified product line are RFID applications, end-to-end food safety systems, GPS/Satellite communications, and telecomm and security infrastructure, positioning Applied Digital as the leader in identification technology. Applied Digital is the owner of a majority position in Digital Angel Corporation (AMEX:DOC - News).

Statements about the Company’s future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and the Company’s actual results could differ materially from expected results. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

           APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

              CONDENSED CONSOLIDATED BALANCE SHEETS DATA
                   (In thousands, except par value)
                                Assets
                                                    March 31, Dec. 31,
                                                      2006     2005
                                                    -------- --------
Current Assets                                         (unaudited)
    Cash and cash equivalents                       $ 20,934 $ 22,417
    Restricted cash                                      173      310
    Accounts receivable and unbilled receivables      22,378   26,236
    Inventories                                       12,757   12,317
    Deferred taxes                                       227      422
    Other current assets                               3,416    3,232
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Total Current Assets                                  59,885   64,934

Property And Equipment, net                           10,569   11,120

Goodwill, net                                         87,491   86,231

Intangibles, net                                      21,039   21,568

Other Assets, net                                      2,883    2,135
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                                                    $181,867 $185,988
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                 Liabilities and Stockholders' Equity
Current Liabilities
    Notes payable and current maturities of long-
     term debt                                      $  3,348 $  3,645
    Accounts payable                                  15,150   12,465
    Accrued expenses                                  19,831   25,076
    Net liabilities of Discontinued Operations         5,491    5,499
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Total Current Liabilities                             43,820   46,685

Long-Term Debt and Notes Payable                      15,560   15,692

Deferred Taxes                                         5,546    5,644

Other Long-Term Liabilities                            2,203    1,659
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Total Liabilities                                     67,129   69,680
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Commitments And Contingencies
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Minority Interest                                     49,988   49,762
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Stockholders' Equity                                 64,750   66,546

                                                    $181,867 $185,988
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           APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

         CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS DATA
                 (In thousands, except per share data)
                              (Unaudited)
                                                      For The Three
                                                          Months
                                                     Ended March 31,
                                                     -----------------
                                                        2006     2005
                                                     --------  -------
Product revenue                                    $ 27,633  $18,134
Service revenue                                       4,709    3,804
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Total revenue                                        32,342   21,938
Cost of products sold                                16,331   12,184
Cost of services sold                                 2,068    1,555
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Gross profit                                         13,943    8,199

Operating costs and expenses:
Selling, general and administrative expense          14,422    9,333
Research and development                              2,171    1,300
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Total operating costs and expenses                   16,593   10,633
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Operating loss before other items                    (2,650)  (2,434)
Interest and other income                              (291)    (312)
Interest expense (recovery)                             671   (2,160)
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Total other expense (income)                            380   (2,472)
(Loss) income from continuing operations before
  taxes, minority interest and gain (loss)
  attributable to capital transactions of
  subsidiaries                                       (3,030)      38
(Provision) benefit for income taxes                    (21)      13
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(Loss) income from continuing operations before
  minority interest and gain (loss) attributable
  to capital transactions of subsidiaries            (3,051)      51
Minority interest                                       449      280
Net (loss) gain on capital transactions of
  subsidiaries                                          286      380
(Loss) gain attributable to changes in minority
  interest as a result of capital transactions of
  subsidiaries                                         (639)     902
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(Loss) income from continuing operations             (2,955)   1,613
Change in estimate on loss on disposal of
      discontinued operations and operating losses
      during the phase out period                         -       (4)
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Net (loss) income                                  $ (2,955) $ 1,609
=====================================================================
(Loss) Income per common share - basic and diluted
       (Loss) income from continuing
        operations                                 $  (0.04) $  0.03
       (Loss) income from discontinued operations         -        -
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Net (loss) income per common share - basic and
  diluted                                          $  (0.04) $  0.03
=====================================================================
Weighted average number of common shares
  outstanding - basic and diluted                    66,996   56,871

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Contact:
Investors:
CEOcast, Inc.
Daniel Schustack or Ken Sgro, 212-732-4300
dschustack@ceocast.com or kensgro@ceocast.com
or
Media:
Direct Communications Group
John O. Procter, 202-772-2179
jprocter@dcgpr.com